[LETTERHEAD OF ROPES & GRAY]




                                        November 14, 2000


The Securities and Exchange Commission
Washington, D.C.  20549


     Re:  Eastern Enterprises - Form U-1
          ------------------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the application on Form U-1 (the "Application") filed with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended (the "PUHCA"), by Eastern Enterprises, a Massachusetts voluntary association ("Eastern"). The Application was filed in connection with the acquisition by Eastern of all of the outstanding shares (the "EnergyNorth Shares") of common stock, $1.00 par value, of EnergyNorth, Inc., a New Hampshire gas utility company ("EnergyNorth") in exchange for cash pursuant to an Agreement and Plan of Reorganization, dated as of July 14, 1999, and amended as of November 4, 1999 (the "Merger Agreement"), by and among Eastern, EnergyNorth, and EE Acquisition Company, Inc., a New Hampshire corporation formed by and a wholly-owned subsidiary of Eastern ("Merger Sub"), and providing for the merger (the "Merger") of Merger Sub with and into EnergyNorth, with EnergyNorth as the surviving corporation. On November 7, 2000, the Commission issued an order approving the Application (the "Order"), and the Merger was consummated at the close of business on November 8, 2000 (the "Effective Time") following the filing and acceptance of the Articles of Merger of Merger Sub and EnergyNorth with the Secretary of State of the State of New Hampshire.

     We have acted as counsel for Eastern in connection with the Merger Agreement. For purposes of the matters described in paragraphs 2, 5, 6, and 7 of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary, including the Order. Further, with respect to the matters addressed in paragraphs 1, 3, and 4 below, we have relied exclusively, and without independent verification, upon an opinion delivered to us on November 14, 2000 by McLane, Graf, Raulerson & Middleton, New Hampshire counsel to EnergyNorth.

Securities and Exchange Commission    -2-                     November 14, 2000


     We express no opinion as to the applicability of, compliance with or effect of Federal law or the law of any jurisdiction other than the State of New Hampshire and The Commonwealth of Massachusetts.

     Based on the foregoing, we are of the opinion that:

     1. The Merger complied with all applicable provisions of the laws of the State of New Hampshire.

     2. At the Effective Time, Eastern was validly organized and duly existing as an unincorporated voluntary association under the laws of The Commonwealth of Massachusetts.

     3. At the Effective Time, Merger Sub was a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Hampshire.

     4. At the Effective Time, the shares of capital stock of Merger Sub issued to Eastern were duly authorized, validly existing, fully paid and non-assessable and entitled Eastern as the holder thereof to all the rights and privileges pertaining thereto as set forth in the Articles of Incorporation and By-laws of Merger Sub.

     5. The EnergyNorth Shares acquired by Eastern pursuant to the terms of the Merger Agreement were legally acquired by Eastern.

     6. The Merger did not violate any legal rights of the holders of any issued and outstanding securities of Eastern or any of its affiliates.

     We hereby consent to the filing of this opinion as an exhibit to Eastern's Certificate of Completion pursuant to Rule 24 under the PUHCA (the "Certificate of Completion").

     It is understood that this opinion is to be used only in connection with the Certificate of Completion and may not be relied upon for any other purpose.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray